UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): September 29, 2016

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33805	26-0354783
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 West 57th Street, New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)
212-790-0000
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Resolutions of Investigations by the U.S. Department of Justice and U.S. Securities and Exchange Commission
The U.S. Department of Justice (the “DOJ”), the U.S. Attorney’s Office for the Eastern District of New York (together with the DOJ, the “Offices”) and the U.S. Securities and Exchange Commission (the “SEC”) brought certain proceedings against Och-Ziff Capital Management Group LLC (the “Company”), certain of the Company’s subsidiaries and affiliates, and others in connection with payments to government officials to obtain investments by a foreign sovereign wealth fund in certain hedge funds managed by certain of the Company’s subsidiaries and affiliates in 2007, and similar payments relating to private investments in Africa between 2007 and 2011 by private equity funds and investment vehicles managed by the Company’s subsidiaries and affiliates.
In connection with these matters, OZ Africa Management GP, LLC (“OZ Africa”) agreed to plead guilty in the United States District Court for the Eastern District of New York (the “Court”) on September 29, 2016, to one count of conspiracy to violate the anti-bribery provisions of the Foreign Corrupt Practices Act (the “FCPA”). The DOJ and the Company agreed to jointly request the Court not to impose any fine in addition to the payment to be made under the Deferred Prosecution Agreement described below.
In connection with a Deferred Prosecution Agreement (the “DPA”) with the Offices relating to the same events, the Company was charged with conspiracy to violate the anti-bribery provisions of the FCPA and violations of the books and records and internal controls provisions of the FCPA. Under the DPA, the Offices agreed to defer prosecution of the charges against the Company pending the completion of certain obligations undertaken by the Company, including (i) payment of a penalty of $213,055,689; (ii) retention of a compliance monitor for three years (subject to early termination or extension); and (iii) continued cooperation with governmental investigations.  Pursuant to the DPA, six months after completion of those obligations and expiration of the DPA, the Offices will seek dismissal of the charges with prejudice.
In connection with the same events, the SEC entered a cease-and-desist order (the “Order”) by consent against the Company and its operating subsidiary, OZ Management LP (“OZ Management”), a registered investment adviser, and the Company’s Chief Executive Officer Daniel S. Och and Chief Financial Officer Joel M. Frank, without either of the individual respondents admitting or denying the findings in the Order. The Order finds that (i) the Company violated Sections 13(b)(2)(A) and(B) (the “Section 13(b) Violations”) and 30A (together, with the Section 13(b) Violations, the “Exchange Act Violations”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) OZ Management violated Sections 206(1), 206(2), and 206(4) and Rule 206(4)-8 (the “Advisers Act Violations”) of the Investment Advisers Act of 1940, as amended (the “Advisers Act”). In addition, the Order states that Mr. Frank was a cause of Section 13(b) Violations and that Mr. Och was a cause of violations of Section 13(b)(2)(A) of the Exchange Act.
The Order censured the Company and OZ Management pursuant to Section 21C of the Exchange Act and Sections 203(e) and (k) of the Advisers Act, requiring (1) the Company to cease and desist from committing or causing Exchange Act Violations, (2) OZ Management to cease and desist from committing or causing Advisers Act Violations, (3) Mr. Frank to cease and desist from committing or causing Section 13(b) Violations, and (4) Mr. Och to cease and desist from committing or causing violations of Section 13(b)(2)(A) of the Exchange Act. In addition, the Order requires the Company and OZ Management to pay disgorgement of $173,186,178 and prejudgment interest of $25,858,989, and requires Mr. Och to pay disgorgement of $1,900,000 and prejudgment interest of $273,718. A one-time $173,186,178 penalty was deemed satisfied based upon the Company’s payment of the penalty in the amount of $213,055,689 pursuant to the DPA, as described above. The amount of any civil penalties, if any, imposed against Mr. Frank will be determined in future related SEC proceedings.
Under the settlement, the Company and OZ Management undertake to implement enhanced internal accounting controls and policies, to separate the chief compliance officer from other officer positions, and to engage an independent compliance monitor for three years, subject to early termination or extension. The Company, OZ Management, and Messrs. Och and Frank undertake to cooperate in future related SEC proceedings.

Amendment to Tax Receivable Agreement
The Amended and Restated Tax Receivable Agreement by and among inter alia the Company, dated as of January 12, 2009 (as amended, the “Tax Receivable Agreement”), has been amended (the amendment instrument, the “TRA Amendment”) to provide that no amounts will be due or payable by Och-Ziff Holding Corp. to any current or former limited partners of the Operating Group Entities under the Tax Receivable Agreement with respect to the 2015 and 2016 taxable years. The amount that the Company previously reserved for the 2015 and 2016 payments under the Tax Receivable Agreement that otherwise would have been made to any such current or former limited partners of the Operating Group Entities for such years prior to the amendment is approximately $52 million.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1
Amendment to Tax Receivable Agreement by and among inter alia Och-Ziff Capital Management Group LLC, Och-Ziff Holding Corp., Och-Ziff Holding LLC, OZ Management LP, OZ Advisors LP, and OZ Advisors II LP, dated as of September 29, 2016.

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC
(Registrant)

By:	/s/ Joel M. Frank
Joel M. Frank
Chief Financial Officer and Executive Managing Director
September 29, 2016

Exhibit Index

Exhibit No.	Description
10.1
Amendment to Tax Receivable Agreement by and among inter alia Och-Ziff Capital Management Group LLC, Och-Ziff Holding Corp., Och-Ziff Holding LLC, OZ Management LP, OZ Advisors LP, and OZ Advisors II LP, dated as of September 29, 2016.